Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ELC Group Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Offering Price Per Unit	Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.000001 per share	457	(o)	-	-	US$	10,752,500	US$153.10 per US$1,000,000	US$	1,646.20
Total Offering Amounts							US$	10,752,500		US$	1,646.20
Total Fees Previously Paid										US$	1,646.20
Net Fee Due										US$	0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.